Exhibit 99.1

NEWS RELEASE for May 3, 2004 at 1:30 AM EDT

Contact:	Matt Clawson (Investors), or	Roderick de Greef
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Cardiac Science, Inc.
	(949) 474-4300	949-797-3800
	matt@allencaron.com	rdegreef@cardiacscience.com
len@allencaron.com

CARDIAC SCIENCE ANNOUNCES 2004 FIRST QUARTER RESULTS

IRVINE, CA (May 3, 2004) . . . . Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public access defibrillators (AEDs) and provider of comprehensive AED/CPR training services, today reported revenue of $15.6 million for the first quarter ended March 31, 2004, an increase of 11 percent from the $14.0 million reported in the same quarter last year and within the range reported by the company in their preannouncement of April 8, 2004.

Revenue from the sale of AED products and related accessories totaled $12.1 million and was flat when compared to the same period last year. Revenue for the first quarter of 2004 from the delivery of AED/CPR training and AED program management services totaled $1.7 million, which was up sequentially from the $1.5 million realized in the quarter ended December 31, 2003. The balance of revenue in the quarter was attributable to sales of the company’s patient monitoring, CPR training and Powerheart® CRM in-hospital defibrillation product lines which totaled $1.8 million.

The gross margin for the first quarter was 58.3 percent, up from 56.6 percent in the same period in 2003. The increase was due to sales of the higher margin G3 AED product line introduced in the second half of 2003.

Operating expenses for the quarter totaled $12.3 million as compared to $9.2 million in the same period in 2003. This increase was due to expenses associated with the expansion of international operations, the addition of the AED/CPR training service offering acquired from Complient Corporation in October 2003, development costs associated with the GE hospital defibrillator program and higher legal costs in the period related to the patent litigation the Company is pursuing against Phillips Electronics, N.V.

The operating loss for the first quarter of 2004 was $3.2 million, compared to an operating loss of $1.2 million in the corresponding 2003 period. The net loss in the first quarter of 2004 was $4.8 million, or $0.06 loss per share, compared to $2.6 million, or $0.04 loss per share, in the corresponding 2003 period.

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CARDIAC SCIENCE ANNOUNCES 2004 FIRST QUARTER RESULTS

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Cardiac Science Chairman and CEO Raymond W. Cohen said, “Although the first quarter’s results did not meet our expectations, a number of factors, including April’s sales results, have given us confidence that we will be able to return to our historical revenue growth rates in the current quarter and beyond. In addition, we have taken steps to reduce our operating costs, which in conjunction with a 62 percent gross margin, should result in lowering the quarterly revenue required to achieve operating profit breakeven from $20 million to $18 million by the third quarter of this year.”

About Cardiac Science

Cardiac Science develops, manufactures and markets the Powerheart® brand, automated public access defibrillators (AEDs), and offers comprehensive AED/CPR training and AED program management services that facilitate successful deployments. The company also makes the Powerheart® CRM™, the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies. For more information please visit www.cardiacscience.com or call 1.949.797.3800.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time the company, or its representatives, have made or may make forward looking statements orally or in writing. The words “estimate”, “potential”, “intended”, “expect”, “anticipate”, “believe”, and similar expressions or words are intended to identify forward looking statements. Such forward-looking statements include, but are not limited to the achievement of future revenue growth and the lowering of the company’s breakeven revenue level by the third quarter. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2003, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

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CARDIAC SCIENCE ANNOUNCES 2004 FIRST QUARTER RESULTS

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Cardiac Science, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

In thousands, except share and per share amounts

	Three Months Ended March 31,
	2004	2003
Net revenue	$15,604	$14,024
Cost of goods sold	6,508	6,089

Gross profit	9,096	7,935

Operating expenses:
Sales and marketing	6,003	4,417
Research and development	1,669	1,102
General and administrative	4,166	3,207
Amortization of intangibles	503	449

Total operating expenses	12,341	9,175

Operating loss	(3,245)	(1,240)
Interest and other income/(expense)	(1,587)	(1,401)

Loss before minority interest	(4,832)	(2,641)
Minority interest in subsidiary	—	(48)

Loss before discontinued operations	(4,832)	(2,689)
Discontinued operations	—	107

Net loss	$(4,832)	$(2,582)

Net loss per share (basic and diluted)	$(0.06)	$(0.04)

Weighted average number of shares used in the computation of net loss per share	80,532,811	66,932,228

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Cardiac Science, Inc.

Condensed Consolidated Balance Sheets

In thousands

	March 31, 2004	December 31, 2003
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,641	$8,871
Accounts receivable, net	16,940	20,410
Inventory	10,895	9,575
Prepaids and other current assets	2,880	2,154

Total current assets	37,356	41,010
Property and equipment, net	6,368	7,003
Goodwill and other intangibles, net	151,491	151,485
Other assets	3,512	3,503

	$198,727	203,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,712	$8,955
Deferred revenue	2,696	2,479
Accrued expenses and other current liabilities	5,593	6,595

Total current liabilities	17,001	18,029
Senior secured promissory notes	47,896	46,481
Other long term liabilities	854	900
Total stockholders’ equity	132,976	137,591

	$198,727	$203,001

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